EXHIBIT 5
August 23, 2007
Life Time Fitness, Inc.
6442 City West Parkway
Eden Prairie, MN 55344
Ladies and Gentlemen:
          In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 1,725,000 shares of common stock, par value $.02 per share (the “Shares”), of Life Time Fitness, Inc., a Minnesota corporation (the “Company”), we have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to the Shares (as such Registration Statement may be amended from time to time, the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:
          1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.
          2. When the Shares are issued and sold as contemplated in the prospectus supplement to the prospectus filed as part of the Registration Statement, with payment for such Shares received by the Company as contemplated in such prospectus supplement, the Shares will be legally and validly issued and fully paid and nonassessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Amy C. Seidel
Amy C. Seidel